UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 16, 2005

Date of Report (Date of earliest event reported)
NationsHealth, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50348 (Commission File Number)	06-1688360 (I.R.S. Employer Identification No.)
13650 N.W. 8th Street, Suite 109
Sunrise, Florida 33325

(Address of Principal Executive Offices)
(954) 903-5000

Registrant’s telephone number, including area code

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 12, 2005, NationsHealth, Inc. (the “Company”) issued a press release announcing that Robert Gregg ceased to serve as Chief Operating Officer (“COO”) of the Company effective October 5, 2005. In connection with his separation, on December 16, 2005, Mr. Gregg and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”).
Under the terms of the Separation Agreement, Mr. Gregg stepped down from all employment roles that he held at the Company effective December 16, 2005 (the “Separation Date”). On or before December 31, 2005, the Company will pay Mr. Gregg (i) a lump-sum separation payment of $250,000, and (ii) $150,000 in lieu of a 2005 bonus opportunity. Mr. Gregg will also receive deferred severance compensation (i) in the amount of $250,000 on the seven-month anniversary of the Separation Date (or, if the Company has by such date arranged for the private sale of $3,000,000 worth of Mr. Gregg’s Common Stock as described below, on or before December 31, 2006), and (ii) in the form of salary continuation at his current salary of $500,000 per annum, beginning on the eight-month anniversary of the Separation Date and continuing for a period of twelve months (in accordance with the Company’s standard payroll practices).
The Company will also pay the costs of any COBRA continuation coverage for Mr. Gregg and his family for the maximum period permitted under COBRA. In addition, the Company accelerated the vesting of all of Mr. Gregg’s stock options such that all such options vested on the Separation Date.
The Separation Agreement also provides that Mr. Gregg is deemed to have exercised his right (the “Put Right”) under his employment agreement, dated March 9, 2004 (the “Employment Agreement”), to request that the Company arrange for the purchase of up to $3,000,000 worth of common stock of the Company, par value $0.0001 per share (“Common Stock”), from Mr. Gregg. The Company has agreed to use its best efforts, during the period prior to June 30, 2006, to arrange for such sale in a privately negotiated transaction. If the Company does not arrange such sale prior to June 30, 2006, Mr. Gregg has the right to require the Company to purchase up to $3,000,000 worth of his Common Stock for cash, provided that the Company is not required to purchase more than $1,500,000 worth of such Common Stock in any calendar year. Under certain circumstances, the Company may pay such amounts over a period of up to three years. In lieu of a cash payment, the Company has the option to register such Common Stock for sale pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), or to sell such Common Stock pursuant to an exemption from the registration requirements under the Act. In no event shall Mr. Gregg receive less than $1,500,000 from such registered or exempt offering.
To the extent that any payments under the Separation Agreement are subject to the consent of CapitalSource Finance LLC (“CapitalSource”) under the Subordination Agreement, dated April 30, 2004, among Glenn Parker, Lewis Stone, Robert Gregg, United States Pharmaceutical Group, LLC, the Company and CapitalSource, such payments shall be conditioned upon the consent of CapitalSource, compliance with the terms of such Subordination Agreement or the prior termination of such Subordination Agreement.
The terms of the Separation Agreement further provide for mutual general liability releases and customary provisions relating to non-competition, non-solicitation, confidentiality and indemnification. Through August 2009, the Company will provide Mr. Gregg with the service providers, and incur the costs, associated with the preparation of any regulatory, financial or other filings required as a result of his former role as an officer or employee of the Company or his ownership of Common Stock.
The foregoing description of the terms of the Separation Agreement is qualified in its entirety by reference to the complete terms and conditions of the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
Pursuant to the terms of the Separation Agreement described in Item 1.01 above, the Employment Agreement was superseded and terminated effective December 16, 2005.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
10.1	Separation Agreement and General Release, dated December 16, 2005, between Robert Gregg and NationsHealth, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.

Date: December 22, 2005	By:	/s/ Timothy Fairbanks Timothy Fairbanks Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated December 16, 2005, between Robert Gregg and NationsHealth, Inc.